November 6, 2006

Securities and Exchange Commission
100F Street, N.E.
Washington, D.C. 20549

RE: Kent International Holdings, Inc.

We have read the statements that Kent International Holdings, Inc. has included under Item 4 of the Form 8-K report it has file on November 3, 2006 regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/s/ Amper, Politziner & Mattia, P.C.
Edison, new Jersey